As filed with the Securities and Exchange Commission on July 30, 2004
Registration No. 333-114075

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to
FORM S-3
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

CATERPILLAR FINANCIAL SERVICES CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	37-1105865
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2120 West End Avenue
Nashville, Tennessee 37203-0001
(615) 341-1000
(Address, Including Zip Code, And Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

R. Clay Thompson, Esq.

CATERPILLAR FINANCIAL SERVICES CORPORATION
2120 West End Avenue
Nashville, Tennessee 37203-0001
(615) 341-1000
(Name, Address Including Zip Code, And Telephone Number,
Including Area Code, of Agent For Service)

Copy to:

David S. Katz, Esq.

ORRICK, HERRINGTON & SUTCLIFFE LLP
Washington Harbour
3050 K Street, N.W., Suite 200
Washington, D.C. 20007
(202) 339-8400

    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

     If the only securities registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum	Proposed Maximum	Amount of
Securities to be Registered	Registered	Aggregate Price Per Unit(1)	Aggregate Offering Price(1)	Registration Fee(2)

Debt Securities	$400,000,000	100%	$400,000,000	$50,680

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Previously paid.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, as amended, the Prospectus which is a part of this Registration Statement is a combined Prospectus relating also to Registration Statement Nos. 33-39299, 333-75823 and 333-108593.

Prospectus

CATERPILLAR FINANCIAL SERVICES CORPORATION

$1,000,000,000

VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

All of the money you invest in the Caterpillar Money Market Account Program will be used to purchase Notes for your account. The Money Market Program account is not equivalent to a deposit or other bank account and is not subject to the protection of the Federal Deposit Insurance Corporation or other insurance. All investments in the Notes are investments in the securities of Caterpillar Financial Services Corporation. Only Caterpillar Financial Services’ assets are available to pay the principal and interest of the Notes. Caterpillar Financial Services does not maintain reserves for its obligations under the Notes and the Notes are not subject to any sinking fund. The Notes are unsecured and are not obligations of or guaranteed by any other company.

The Caterpillar Money Market Account Program is not a money market mutual fund and the Notes are not a diversified investment. The program is not subject to the requirements of the Investment Company Act of 1940, as amended (including diversification of investments) or the Employee Retirement Income Security Act of 1974, as amended. The Notes are not listed on any securities exchange, and there is no secondary market for the Notes.

The weekly interest rate paid on investments in the Notes may not provide a basis for comparison with bank deposits or money market funds, which may use a different method of calculating yield, or other investments which pay a fixed yield for a stated period of time. The initial interest rate applicable to the Notes and all subsequent changes to the initial interest rate will be disclosed in prospectus supplements to this prospectus filed with the Securities and Exchange Commission.
The Variable Denomination Floating Rate Demand Notes are being issued and offered by Caterpillar Financial Services Corporation pursuant to the Caterpillar Money Market Account Program. The Caterpillar Money Market Account Program provides you with a convenient means of investing your money directly with Caterpillar Financial Services.

The Notes—

☐  are represented by a nontransferable account established for you

☐  are issuable in any amount

☐  have no stated maturity and mature on your demand

☐  have a principal amount equal to the total amount of your investments, plus reinvested interest, after deducting redemptions and fees

☐  earn a floating rate of interest to be determined by Caterpillar Financial Services’ Money Market Account Committee or its designee— the rate will always be greater than the most recent seven-day average yield (non- compounded) of taxable money market funds as reported in Money Fund ReportTM

☐  earn interest which will accrue and be compounded daily and be automatically reinvested on the fifteenth day of each month

☐  are subject to redemption and repurchase by Caterpillar Financial Services at any time

☐  are not obligations of or guaranteed by Caterpillar Inc. or any other company

☐ will rank equally and ratably with all other unsecured and non-subordinated indebtedness of Caterpillar Financial Services, of which $17.3 billion was outstanding at March 31, 2004.

Please read this prospectus carefully and retain for future reference.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete.

Any representation to the contrary is a criminal offense.

The date of this Prospectus is July      , 2004

You should rely only on the information in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the Notes in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover, regardless of the time of delivery of this prospectus.

Summary

Issuer	Caterpillar Financial Services Corporation

Principal Executive Office of Caterpillar Financial Services Corporation	2120 West End Avenue Nashville, Tennessee, 37203-0001

Title of Securities	Variable Denomination Floating Rate Demand Notes.

Amount	Up to $1,000,000,000 aggregate offering price.

Investment Options	Check, see page 9. Wire Transfer of $1000 or more, see page 9. Payroll or Pension Deduction, see page 10. Automatic Checking Account Withdrawal, see page 11.

Automatic Social Security Deposit, see page 12.

Redemption Options	Check Writing, see page 13. Written Redemption, see page 13. Telephone Redemption, see page 14.

Automatic Redemption, see page 15.

Status	The Variable Denomination Floating Rate Demand Notes are unsecured debt obligations of Caterpillar Financial Services Corporation and rank equally with all other unsecured and non-subordinated debt. Only our assets are available to pay principal and interest on the Notes. The Notes are not obligations of or guaranteed by Caterpillar Inc. or any other company. We do not maintain reserves for our obligations under the Notes and the Notes are not subject to any sinking fund.

Maturity	The Variable Denomination Floating Rate Demand Notes mature on demand.

Interest	The Variable Denomination Floating Rate Demand Notes pay a floating rate of interest which will always be greater than the most recent seven-day average yield (non-compounded) of the taxable money market funds as reported in the Money Fund ReportTM.

Principal	The principal amount of each Variable Denomination Floating Rate Demand Note will equal all investments and reinvested interest less redemptions and fees, if any.

Fees	Fees, if any, will be assessed for checks returned due to insufficient funds, stop payment requests, wire redemptions, checks written for less than $250 and other special services, see page 15.

Form of Notes	The Variable Denomination Floating Rate Demand Notes will be issued in uncertificated form, see page 18.

Redemption at option of Caterpillar Financial Services Corporation	The Variable Denomination Floating Rate Demand Notes may be redeemed by Caterpillar Financial Services Corporation, see page 18.

Agent Bank	The Northern Trust Company.

Tax Status	Interest credited to each of the Variable Denomination Floating Rate Demand Notes is reportable as taxable income for Federal tax purposes, see page 15.

Trustee	U.S. Bank Trust National Association.

THE COMPANY

          Caterpillar Financial Services Corporation is a wholly owned finance subsidiary of Caterpillar Inc. We provide retail financing alternatives to customers and dealers around the world for Caterpillar Inc. products and non-competitive related equipment, provide wholesale financing to Caterpillar Inc. dealers and purchase short-term dealer receivables from Caterpillar Inc. We emphasize prompt and responsive service and offer various financing plans to meet customer requirements, increase Caterpillar Inc. sales and generate financing income.

          We are a Delaware corporation that was incorporated in 1981. Our principal office is located at 2120 West End Avenue, Nashville, Tennessee, 37203-0001 and our telephone number is (615) 341-1000. Unless the context otherwise indicates, the terms “Caterpillar Financial,” “Caterpillar Financial Services,” “we,” “us” or “our” mean Caterpillar Financial Services Corporation and its wholly owned subsidiaries, and the term “Caterpillar” means Caterpillar Inc. and its consolidated subsidiaries.

CATERPILLAR

          Caterpillar and its subsidiaries operate in three principal business segments:

•	Machinery — design, manufacture, and marketing of earthmoving, construction, mining and agricultural machinery,

•	Engines — design, manufacture, and marketing of engines and

•	Financial Products — providing through Caterpillar Financial Services Corporation financing alternatives for Caterpillar and non-competitive related equipment sold through Caterpillar dealers, extending loans to Caterpillar customers and dealers, and providing various forms of insurance for Caterpillar dealers, suppliers and end-users.

USE OF PROCEEDS

          We will use the net proceeds from the sale of the Notes to finance future sales and leasing transactions, for loans to customers and dealers and for other corporate purposes. We expect to incur additional indebtedness in connection with our financing operations. However, the amount, timing and precise nature of such indebtedness have not yet been determined and will depend upon the volume of our business, the availability of credit and general market conditions.

RATIOS OF PROFIT TO FIXED CHARGES

          Our ratios of profit to fixed charges for each of the years ended December 31, 1999 through 2003 are as follows:

	Year Ended December 31

	2003	2002	2001	2000	1999

Ratio of profit to fixed charges	1.76	1.54	1.47	1.32	1.34

          For purposes of calculating these ratios, profit consists of income before income taxes plus fixed charges. Profit is reduced by our equity in profit of certain partnerships in which we participate. Fixed charges consist of interest on borrowed funds (including any amortization of debt discount, premium and issuance expense) and a portion of rentals representing interest.

CATERPILLAR MONEY MARKET

ACCOUNT PROGRAM
PLAN SUMMARY

General

•	A Money Market Program account is not equivalent to a deposit or other bank account and is not subject to the protection of Federal Deposit Insurance Corporation regulation or insurance or any other insurance.

•	An investment in the Money Market Program does not create a bank account or depositor relationship between you and Caterpillar Financial Services or The Northern Trust Company, as the agent bank.

•	The Money Market Program is not subject to regulation under the Investment Company Act of 1940, as amended. Consequently, you will not have the benefit of federal regulations designed to help maintain liquidity and a stable share price and set standards for credit quality and for maturity of individual securities and the overall portfolio.

•	All funds under the Money Market Program will be invested in our securities. You will not have the advantage of diversification typically offered by conventional money market funds.

•	The Money Market Program is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

•	The Notes are not listed on any securities exchange, and there is no secondary market for the Notes.

•	The Notes are not guaranteed, endorsed or insured by our corporate parent or any financial institution or government entity. Caterpillar Financial Services does not maintain reserves for its obligations under the Notes. There is a risk that Caterpillar Financial Services will be unable to meet interest payments or repay principal on the Notes.

•	You will not be able to exchange your demand notes for any other securities of Caterpillar Financial Services.

•	Investors receive a monthly account statement showing a summary of all transactions, including investments, redemptions, interest earned and any fees or charges and may also call a toll-free telephone number at which they may obtain current account information.

•	Redemption proceeds may be paid by either check or wire transfer.

          The following statements about the Money Market Program are summaries of the Caterpillar Money Market Account Plan, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus is a part. If this summary differs in any way from the statements in the Plan, you should rely on the Plan. You may request a copy of the Plan by writing or calling us at 2120 West End Avenue, Nashville, Tennessee 37203-0001, Attention: Treasurer, (615) 341-1000.

          All of the money you invest in the Money Market Program will be used to purchase Notes for your account. When you establish your Money Market Program account, investments under the Money Market Program and interest thereon will be recorded on a register maintained by the Northern Trust Company, the agent bank for the Money Market Program. The principal amount of each Note will be equal to all investments made by you under the Money Market Program, and reinvested interest, less redemptions and fees, if any. Accrued interest is available to you when it is reinvested on the 15th day of each month.

          A Money Market Program account is not equivalent to a deposit or other bank account and is not subject to the protection of the Federal Deposit Insurance Corporation or other insurance. An investment in the Money Market Program does not create a bank account or depositor relationship between you and Caterpillar Financial Services or The Northern Trust Company, as the agent bank. Since all funds under the Money Market Program will be invested in our securities, you will not have the advantage of diversification offered by money funds and will not have the protection provided by the Investment Company Act of 1940, as amended. The Money Market Program is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Notes are not listed on any securities exchange, and there is no secondary market for the Notes.

Eligible Investors and Types of Accounts

•	You must be a citizen of the United States, or, except as provided in applicable United States

Treasury regulations, a partnership, a corporation incorporated or established in or under the laws of the United States or a Trust or estate that is treated as a United States person under Section 7701 of the Internal Revenue Code, as amended.

•	You must provide a valid social security number or U.S. federal tax identification number.

•	Individuals, corporations, partnerships, firms or associations may open Money Market Program accounts.

•	You may open individual or joint accounts.

•	You may open custodial and trust accounts.

•	You may establish custodial accounts naming yourself as custodian for your minor children under the Uniform Gifts to Minors Act of the state in which you reside.

•	You may open an account in the name of a trust established for your benefit or for the benefit of an immediate family member if you are a joint owner of the account with the trust for an immediate family member or are the trustee or co-trustee for such trust. In the case of any trust account, the income of the trust must be subject to U.S. Federal income taxation regardless of its source.

Interest Rate

          The Notes will bear interest at a floating rate per annum to be determined by the Money Market Account Committee, or its designee, on Friday of each week (or, if Friday is not a business day, then the next preceding business day) to be effective on the following Monday. The interest rate will always be higher than the most recent seven-day average yield (non-compounded) for taxable money market funds in the United States as reported in Money Fund Report™* of Westborough, MA 01581. Rates may vary by account balance or other factors as determined by the Money Market Account Committee. If in any week the Money Fund Report™ is not available or publication of the seven-day average yield is suspended, the minimum interest rate will be an approximately equivalent rate determined by the Money Market Account Committee.

          Money Fund Report™ is published weekly and includes reported yields for nearly all taxable money market funds in operation in the United States. The reported yields are obtained from the money market funds themselves and are stated on a consistent simple interest basis (non-compounded) to represent the annualized total yield to the investor, after deducting any management fees and expenses of each of the money market funds. Although Money Fund Report™ states that the publisher screens the yield information obtained from money market funds, we cannot guarantee the accuracy of the information contained in Money Fund Report™.

          The interest rate we pay on the Notes for any particular period does not indicate or represent the rates we will pay in the future. Interest on the Notes will accrue daily and will be compounded daily, based on a 365-day year. Accrued interest will be automatically reinvested in the Notes on the fifteenth day of each month and thereafter will begin to earn interest. For information on the current interest rate being paid on the Notes, call toll-free 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday.

How to Invest

          You may open a Money Market Program account by:

•	completing the application accompanying this prospectus and forwarding the application with the return envelope,

*	Money Fund ReportTM is a registered trademark of iMoneyNet, Inc.

•	by writing to Caterpillar Money Market Account, P.O. Box 75956, Chicago, Illinois 60675-5956,

•	by calling 1-800-504-1114 for an enrollment package, or

•	by accessing our prospectus and application through the Internet at www.cat.com/moneymarket.

          To open an account, you must select at least one of the primary investment options and follow the procedures described below. You may make additional investments by any of the investment options described below. All investments must be made in U.S. dollars. The minimum initial investment is $250.00. However, if you first open an account with a Caterpillar-Peoria payroll or pension deduction, then the initial investment is $50.00 each month until the minimum required account balance of $250.00 is attained. Once you attain the required balance of $250.00, you must maintain at least $250.00 in the account at all times or we may close your account.

          Your funds will be available for redemption on the date we credit your investment to a Money Market Program account, except for investments by personal, cashier’s, corporate or other checks, which will be available for redemption after 10 business days from the date the check is credited to a Money Market Program account, or such shorter time as shall be determined from time to time by the Money Market Account Committee. For further information on making investments, call 1-800-662-2465 from 9:00 a.m. to 5:30 p.m. Eastern time Monday through Friday. For other questions and account information, call toll-free 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday.

          To help fight the funding of terrorism and money-laundering activities, the U.S. government has passed the USA PATRIOT ACT, which requires banks, including our processing agent bank, to obtain, verify, record and, in certain circumstances, report information that identifies persons who engage in certain transactions with or through a bank. This means that, in order for us to open a Money Market Program account for you, we will need the name, residential or street address (no P.O. boxes), date of birth and Social Security Number or other Tax ID of ALL PERSONS listed on the investment.

Primary Investment Options:

DATE INVESTMENT
CREDITED TO MONEY
INVESTMENT OPTION	PROCEDURES	MARKET PROGRAM ACCOUNT

PERSONAL, CASHIER’S, CORPORATE AND OTHER CHECKS
Anyone who opens a Money Market Program account may use this investment option.	Your completed application should be accompanied by a check in an amount of $250 or more. Additional investments in an amount of $50 or more must be accompanied by the deposit stub provided with the monthly account statement or provided with investment confirmation notices.	Investments by check will be credited and interest will begin to accrue on the first business day after the agent bank receives a check in proper form if the check is received prior to 9:00 a.m. Eastern time and on the second business day following receipt if the check is received after 9:00 a.m. Eastern time. Checks are accepted subject to collection at full face value in U.S. funds.

Your initial investment may be in any amount of $250 or more. Additional investments may be in any amount of $50 or more.	ALL checks should be made payable to Caterpillar Money Market Account in U.S. dollars and drawn on a U.S. bank.	Investments made by check may be redeemed after 10 business days or such shorter time as shall be determined from time to time by the Money Market Account Committee.

WIRE TRANSFER
Anyone who opens a Money Market Program account may use this investment option.

Your initial investment may be in any amount of $1,000 or more. Additional investments may be in any amount of $1,000 or more.

This investment option permits you to make investments by wire transfer of Federal Funds to your Money Market Program account.	Once you have opened an account and received an account number, you may invest by wire transfer by calling the agent bank toll free at 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday to advise them of the wire investment, at which time the agent bank will provide you wire transfer instructions.	Investments made by Federal Funds wired to the agent bank will be credited as of, and interest will begin to accrue, no later than the next business day following receipt of funds by the agent bank, except that if wired funds are received by 2:00 p.m. Eastern time the funds will be credited to the account and begin accruing interest the same day. If you wire funds other than Federal Funds to the agent bank, there may be a delay in crediting the wire investment to your Money Market Program account. Neither the agent bank nor we will be responsible for delays in the funds wiring system.

DATE INVESTMENT
CREDITED TO MONEY
INVESTMENT OPTION	PROCEDURES	MARKET PROGRAM ACCOUNT

PAYROLL OR PENSION DEDUCTION

Unless the Money Market Account Committee determines otherwise, you may use this investment option if you belong to one of the following categories:

•  employees of Caterpillar and its U.S. subsidiaries, to the extent they are currently paid through a Caterpillar-Peoria payroll system, (including full-time and part-time employees, employees on leave or absence and management payroll employees on medical disability) and

•  retirees receiving retirement benefits from Caterpillar or any of its U.S. subsidiaries, to the extent they are currently paid through a Caterpillar-Peoria pension system.

Investments by payroll or pension deduction may be made only to one Money Market Program account. In addition, if you invest by payroll or pension deduction, you may have only one account in the Money Market Program that is identified by the same social security number.

The minimum investment for payroll or pension deduction is $50 a month.

Investments by payroll and pension deduction will begin as soon as practicable after you submit your completed application.	• Your completed application should specify “Payroll Deduction” or “Pension Deduction.”

•  You should complete the Caterpillar Money Market Automatic Investment Authorization form and submit it along with the application.

•  You may change or terminate investments by payroll or pension deduction by providing written instructions (signed by the payroll or pension recipient) to:

Caterpillar Money Market
Account, P.O. Box 75956,
Chicago, Illinois 60675-5956

	• We will change or terminate your investments by payroll or pension deduction and the change or termination will be effective as soon as practicable after we receive your instructions.	Investments by payroll or pension deduction will be created as of and interest will begin to accrue on the payday on which the payroll or pension deductions begin.

Other Investment Options:

          Anyone who opens a Money Market Program account may use the following investment options. These investment options may not be used to make the initial investment in opening a Money Market Program account.

DATE INVESTMENT
CREDITED TO MONEY
INVESTMENT OPTION	PROCEDURES	MARKET PROGRAM ACCOUNT

AUTOMATIC CHECKING ACCOUNT WITHDRAWAL
This investment option permits you to make automatic monthly investments in the Money Market Program account.
Investments may be made in any amount of $50 or more.
The agent bank will draw automatically against your check account at a specified U.S. bank.	Call the agent bank toll free at 1- 800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday for an Automatic Investment authorization form. Complete the form and return it to the agent bank together with a voided check as described in the Application. You may change or terminate investments by Automatic Charge at any time by providing notice in writing to the agent bank. Notices to change or terminate investments by automatic charge will be effective as soon as practicable after they are received by the agent bank.	Checks for monthly investments will be presented for payment on approximately the 18th day of each month. Investments will be credited and interest will begin to accrue on the first business day following presentation of such draft by the agent bank. All such investments are accepted subject to collection at full face value in U.S. funds. You may redeem your investment after five business days.

AUTOMATIC SOCIAL SECURITY DEPOSIT
This investment option is used to deposit your entire social security payment.	Contact your local social security office or other payor organization for the required form. Complete the form and return it to the agent bank. You may terminate the agent bank’s authority to receive your social security or other payments at any time by providing notice in writing to the issuer of your social security payments and to the agent bank.	Automatic investments will be credited, and interest will begin to accrue according to the provisions for checks or wire transfers above, as applicable. You may redeem your investment after five business days.

How to Redeem

          You may redeem all or any part of your account at any time without charges or penalties as more fully described below. You may close your account and terminate participation in the Money Market Program only by use of the written redemption option. In such event, the principal amount of the Note with respect to each Money Market Program account, together with accrued and unpaid interest, will be redeemed and the proceeds distributed in accordance with the procedures set forth below under Written Redemption. Requests for redemption should not be made to us or Caterpillar or its subsidiaries. If the amount to be redeemed represents an investment made by check, the redemption request will not be honored until after ten business days from the receipt of such investment check or such shorter time as shall be determined from time to time by the Money Market Account Committee or after five business days if investment was made by automatic withdrawal from an account or automatic social security deposit.

          If you need more immediate access to your funds you may avoid this delay by investing under the Money Market Program through one of the other available means of investment. If you are liquidating your holdings and closing your account you will receive all accrued and unpaid interest. Such redemption checks will only be sent to the account’s registered owner at the address of record. For further information on redeeming investments or closing accounts call toll-free 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday or write to:

          Caterpillar Money Market Account at P.O. Box 75956, Chicago, Illinois 60675-5956.

DATE OF REDEMPTION/
DATE INTEREST
REDEMPTION OPTION	PROCEDURES	CEASES TO ACCRUE

CHECK WRITING
You will be provided with a supply of redemption checks free of charge. For your protection, we will accept for redemption only checks provided by the Caterpillar Money Market Account. You may make redemption checks payable to the order of anyone in the amount of $250 or more.
A $10 service fee will be debited directly from your account for any checks written for less than $250.
In addition, we will not honor checks written for less than $250 and will return them to the presenter. The payee of a redemption checks may cash or deposit the check like any personal check drawn on a bank. If the amount of a redemption check is greater than the balance in your Money Market Program account, the check will not be honored and will be returned to the presented by the agent bank. See “Fees” for a discussion of certain fees in connection with the check redemption option.	If your Money Market Program account is a joint account, you may choose to have one or both signatures required on the redemption checks. You may order additional redemption checks by using the reorder form in your current checkbooks. We will send redemption checks only to the registered owner(s) of the Money Market Program account and only to the address of record. Your election of the check writing option does not create a checking or other bank account or a depositor or banking relationship with the agent bank or us.	Redemption will be made on the date the redemption check is presented to the agent bank for payment. The amount of the Note to be redeemed will continue to accrue interest to, but not including, the day the redemption check is presented for payment.

WRITTEN REDEMPTION
You may redeem investments in your account at any time by writing to the agent bank and requesting redemption. If you have a joint account, all account holders must sign the redemption request. Redemptions will be by check, in the amount of $250 or more, or the balance of the account, whichever is less.	Written redemption is automatically available to you and does not require any selection on the application. We will send a check only to the registered account address designated in the application.	The agent bank will mail you a check representing the redemption proceeds no later than the next business day following receipt of the request in proper form, and interest will accrue to, but not including, such next business day.

DATE OF REDEMPTION/
DATE INTEREST
REDEMPTION OPTION	PROCEDURES	CEASES TO ACCRUE

TELEPHONE REDEMPTION
By use of the telephone redemption option, you authorize the agent bank to act on telephone instructions to have redemption proceeds paid by check or wire transfer. The agent bank’s records of the telephonic instructions are binding. Neither the agent bank nor we will be responsible for the authenticity of telephone redemption requests.	You must select the telephone redemption option on the application.
Requests for redemption may be made by calling 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday. Check redemptions will be sent only to the registered account address designated on the application. Wire redemption instructions must indicate Caterpillar Money Market Account, the Money Market Program account number, the social security number or taxpayer identification number and the name of the registered owner submitting the wire redemption request.

The agent bank will wire redemption proceeds only to the U.S. bank account designated by you on the application.

	You may change the predesignated bank and account number only by making a written request to the agent bank with the signature of each registered owner (including joint owners) of the Money Market Program account. Neither the agent bank nor we will be responsible for delays in the fund wiring system. If the predesignated bank is not a member of the Federal Reserve System, there may be a delay in crediting your funds to the predesignated bank account.	Redemption proceeds will be wired to the predesignated bank account or a check representing the redemption proceeds will be mailed to the registered account address, no later than the next business day following receipt of the redemption request and interest will accrue to, but not including, the day of your request.

The minimum amount that may be redeemed by telephone redemption is $250 for checks and $1,000 for wire transfers.

DATE OF REDEMPTION/
DATE INTEREST
REDEMPTION OPTION	PROCEDURES	CEASES TO ACCRUE

AUTOMATIC REDEMPTION
By specifying automatic redemption on the application you may elect to redeem a specified part of the Note on a monthly or quarterly basis.
You are eligible for this redemption option only if your account has a balance in excess of $10,000 (and will remain so after redemption).

Each redemption must be for a minimum amount of $250.	You must select the automatic redemption feature on the application.	Redemption will be on the 16th business day of each month or the first business day thereafter. A check payable in the amount specified in the application will be sent to the address specified on your application. Interest will accrue to, but not including, the day of redemption.

Fees

          There are no account maintenance fees or charges for checks or check redemptions. Fees for checks returned due to insufficient funds, stop payment requests, wire redemption and other special services will be debited directly from your account. A $10 service fee will be debited directly from your account for any checks written for less than $250.

Account Statements

          The agent bank will send an account statement to you on approximately the 15th of every month showing a summary of all the transactions made to your account during the previous month, including the beginning balance, all investments and redemptions, all interest earned, as well as any relevant fees or charges. In addition, redemption checks on which payment has been made will be returned monthly to you; the check number and amount of each such check will be indicated on the monthly account statement. This procedure is subject to change at the discretion of the Money Market Account Committee.

          You can obtain current Money Market Program account information by calling us toll-free at 1-800-233-2164 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday or by writing to us at:

          Caterpillar Money Market Account

P.O. Box 75956, Chicago, Illinois 60675-5956.

          We will only furnish account information to you if you have specified the name, address, Money Market Program account number, and social security or taxpayer identification number of the account’s registered owner.

Taxes

          The following is a general summary of the U.S. Federal income tax consequences to you if you invest in the Notes. The discussion addresses only the income tax consequences to you if you are an individual and are a citizen of the United States or a resident alien for Federal income tax purposes. You should consult your own tax advisors concerning the application of United States Federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to your situation.

          The Money Market Program is not qualified under Section 401(a) of the Internal Revenue Code, as amended. All interest credited to the Notes under the Money Market Program in any taxable year is reportable by you as taxable income for Federal income tax purposes. Early in each year the agent bank will provide to you the full amount reportable as taxable income for the previous year. The agent bank also will file tax information returns as required by law. Interest credited to the Notes also may be subject to state and local income taxes.

Money Market Account Committee

          The Money Market Account Committee has the full power and authority to:

•	amend the Money Market Program to the extent described below under “Termination, Suspension or Modification,”

•	interpret its provisions,

•	adopt rules and regulations in connection therewith, and

•	make certain determinations in accordance with the Money Market Program, including setting the rates of interest to be paid on the Notes in accordance with the Money Market Program.

          The Money Market Account Committee shall consist of at least three persons designated from time to time by our Board of Directors. The Board of Directors initially designated the Committee to consist of the persons elected from time to time as the President, the Executive Vice President and the Treasurer of the Company. To date, persons holding those positions continue to constitute the Committee although the Board of Directors may change this at any time. Our President may from time to time designate an alternate for each member, who shall have full power to act in the absence or inability to act of such member. As provided in the plan, the Committee has delegated its authority to determine the interest rate on the Notes to the appropriate Funding Manager in the Treasury Department of Caterpillar Financial Services. The address of each member of the Money Market Account Committee is 2120 West End Avenue, Nashville, Tennessee 37203-0001. The members of the Money Market Account Committee receive no additional compensation for their Committee services.

          The members of the Committee may from time to time have potential conflicts of interest from the point of view of investors in the Notes. All members of the Committee to date have been, and are expected in the future to be, employees or directors of Caterpillar Financial Services, Caterpillar Inc. or one of their subsidiaries. All of the money you invest will be invested in the Notes, which are securities of Caterpillar Financial Services. Consequently, the members of the Committee may make decisions that investors do not believe to be in their best interest.

          Under the Plan, no member of the Committee or alternate for a member or a director, officer or employee of Caterpillar Financial Services, Caterpillar or any of their subsidiaries shall be liable for any action or failure to act under or in connection, with the Plan, except for his own bad faith. Each director, officer or employee of Caterpillar Financial Services, Caterpillar Inc. or one of their subsidiaries who is or shall have been designated to act on behalf of Caterpillar Financial Services, Caterpillar Inc. or one of their subsidiaries and each person who is or shall have been a member of the Committee or an alternate for a member or a director, officer or employee of Caterpillar Financial Services, Caterpillar Inc. or one of their subsidiaries, as such, shall be indemnified and held harmless by Caterpillar Financial Services against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof (with Caterpillar Financial Services’ written approval) or paid by him in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of

Caterpillar Financial Services based upon a finding of his bad faith.

AGENT BANK

          The Northern Trust Company is the agent bank for the Money Market Program. Northern Trust’s services include:

•	maintenance of records of Money Market Program accounts;

•	receipt of funds being invested in Notes and disbursement of funds upon redemption of Notes;

•	transaction processing and accounting;

•	preparation of Money Market Program account statements and other correspondence;

•	investor servicing;

•	maintenance of records of the principal balance of Notes outstanding under the Money Market Program;

•	maintenance of a website providing account information to investors;

•	computation and maintenance of records of the accrual and reinvestment of interest; and

•	tax reporting and filing with the proper authorities.

          We pay the agent bank an administrative fee for these services.

DESCRIPTION OF THE NOTES

          As required by Federal law for all publicly-offered notes of companies, the Notes are governed by a document called the indenture. The indenture is a contract, dated as of July 15, 1991, between us and U.S. Bank Trust National Association (as successor to the former trustee), which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “Events of Default and Notices.” Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

          The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

          This section summarizes all the material terms of the Notes. Because this section is a summary, it does not describe every aspect of the Notes and is subject to and qualified in its entirety by reference to all provisions of the indenture, including definitions of certain terms used in the indenture. We describe the meaning for only the more important of those terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus, such sections or defined terms are incorporated by reference here.

General

          The Notes will be issuable in any amount and will mature upon your demand. The Notes will be identical except for their issue date and principal amount. We may reject any offer to purchase Notes in whole or in part. All investments in the Notes are investments in our securities and are not obligations of or guaranteed by Caterpillar, the agent bank or any other company. Caterpillar Financial Services does not maintain reserves for its obligations under the Notes and the Notes are not subject to any sinking fund. The Notes are redeemable at the option of the holder thereof as described in this prospectus.

          The Notes are unsecured and will rank equally and ratably with all of our other unsecured and non-subordinated debt of Caterpillar Financial, of which $17.3 billion was outstanding at March 31,

2004. The indenture does not limit the principal amount of the Notes or any of our other debt that may be issued.

          The Notes will be issued in uncertificated form and you will not receive any certificate or other instrument evidencing our indebtedness. In accordance with the provisions of the Money Market Program, all funds you invest in Notes, together with interest accrued thereon, and redemptions, if any, will be recorded on a register maintained by the agent bank.

We May Redeem The Notes At Our Option

          We may redeem, at any time at our option, all or any part of the Notes. Any partial redemption of Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the trustee. (section 301)

          Because of the relatively high cost of maintaining small accounts, we reserve the right to close your account if the balance is less than $250. We will close your account by redeeming the principal amount of your Note, together with accrued and unpaid interest, and mailing the proceeds to your registered address. You will be notified if your Money Market Program account will be closed and you will be permitted 30 days within which to make additional investments to increase your balance to at least $250 before the account is closed. (section 304)

          We also may redeem the principal amount of your Note, together with accrued and unpaid interest thereon, in any Money Market Program account if you are not eligible to participate in the Money Market Program. (section 305)

          We will give you at least 30 days prior written notice if your Note is to be redeemed in whole or in part. The full or partial Note being redeemed, plus accrued and unpaid interest thereon to the date of redemption, will be paid to you by check. Interest on the redeemed amount shall cease to accrue on and after the effective date of redemption. (sections 302 and 303)

Certain Restrictions

          Support Agreement. We have a support agreement with Caterpillar that provides, among other things, that Caterpillar will:

•	remain, directly or indirectly, our sole owner,

•	ensure that we will maintain a tangible net worth of at least $20 million,

•	permit us to use (and we are required to use) the name “Caterpillar” in the conduct of our business, and

•	ensure that we maintain a ratio of earnings and interest expense (as defined) to interest expense of not less than 1.15 to 1.

Caterpillar’s obligations under the support agreement are to us only and are not directly enforceable by any of our creditors nor do they constitute a guarantee by Caterpillar of the payment of any of our debts or other obligations, including the Notes.

The indenture provides that we:

•	will observe and perform in all material respects all of our covenants or agreements contained in the support agreement,

•	to the extent possible, will cause Caterpillar to observe and perform in all material respects all of its covenants or agreements contained in the support agreement, and

•	will not waive compliance under, amend in any material respect, or terminate the support agreement; provided, however, that the support agreement may be amended if the amendment would not have a material adverse effect on the holders of any outstanding Notes or if the holders of at least 66 2/3% in principal amount of the outstanding Notes so affected (excluding from the amount so outstanding and from such holders, the holders of such Notes who are not so affected) shall waive compliance with these provisions insofar as they relate to such amendment. (section 1004)

          Restrictions on Liens and Encumbrances. We will not create, assume or guarantee any secured debt unless we have made effective provisions to secure the Notes (and, if we determine, any other indebtedness of or guaranteed by us), equally and ratably with such secured debt. The term “secured debt” shall mean indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any of our property of any character. This covenant does not apply to debt secured by:

•	certain mortgages, pledges, liens, security interest or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by us,

•	mortgages, pledges, liens, security interests or encumbrances on property existing at the time it is acquired, whether or not assumed by us,

•	mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time the corporation is merged into or consolidated with us or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us,

•	mortgages, including mortgages, pledges, liens, security interests or encumbrances, on our property in favor of the United States of America, any state thereof, or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages,

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing four items, or

•	any mortgage, pledge, lien, security interest, or encumbrance securing indebtedness owing by us to one or more of our wholly owned subsidiaries.

          Notwithstanding the above, we may, without securing the Notes, create, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect to these restrictions, the aggregate amount of all outstanding secured debt (not including secured debt permitted under the foregoing exceptions) does not exceed 5% of consolidated net tangible assets. (sections 101 and 1005)

          The indenture provides that we shall not consolidate or merge with, and shall not convey, transfer or lease our property, substantially as an entirety, to another corporation if as a result any of our properties or assets would become subject to a lien or mortgage not permitted by the terms of the indenture unless we have made effective provisions to secure the Notes equally and ratably with (or prior to) all indebtedness thereby secured. (section 801)

          The term “consolidated net tangible assets” shall mean as of any particular time the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, trade names, unamortized debt discount and expense and other like intangibles, all as shown in our and our subsidiaries’ most recent consolidated financial statements prepared in accordance with generally accepted accounting principles. The term

“subsidiary,” as used in this section, means any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect directors is owned directly or indirectly by us or by one or more other corporations more than 50% of such stock of which is similarly owned or controlled. (section 101)

The Trustee

          The indenture contains certain limitations on the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (section 613) In addition, the trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of a default under the indenture it is a creditor of ours.

          U.S. Bank Trust National Association (as successor to the former trustee), the trustee under the indenture, maintains a banking relationship with Caterpillar and us.

Events of Default and Notices

          The following events are defined in the indenture as “events of default” with respect to the Notes:

•	failure to pay any or all the principal of or interest on any Note when due, provided that the trustee may determine that the failure to pay shall not be deemed to be an event of default under various circumstances, such as when the person demanding payment is not legally entitled to it or upon the occurrence of an administrative error;

•	default in the performance, or breach, of any term or provision of those covenants contained in the indenture that are described under “Certain Restrictions — Support Agreement;”

•	failure to perform any of our other covenants in the indenture, which continues for 60 days after we are given written notice by either the trustee or the holders of at least 25% in principal amount of the Notes outstanding and affected thereby;

•	Caterpillar or one of its wholly owned subsidiaries shall at any time fail to own all of the issued and outstanding shares of our capital stock;

•	our default in payment of principal in excess of $10,000,000 or acceleration of any indebtedness for money borrowed in excess of $10,000,000 (including a default with respect to debt securities other than the Notes), if such indebtedness has not been discharged or becomes no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the outstanding Notes;

•	certain events in bankruptcy, insolvency or reorganization of us; and

•	certain events in bankruptcy, insolvency or reorganization of Caterpillar or one of its subsidiaries if such event affects any significant part of our assets of or any of our subsidiaries. (section 501)

          If an event of default with respect to the outstanding Notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of all Notes to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding Notes may rescind and annul such declaration and its consequences. (section 502)

          The indenture provides that the trustee, within 90 days after the occurrence of a default with respect to the Notes, shall give to the holders of the Notes notice of all uncured defaults known to it

(the term “default” means the events specified above without grace periods), provided that, except in the case of default in the payment of principal of or interest, if any, on any Notes, the trustee shall be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of Notes. (section 602)

          We will be required to furnish annually to the trustee a statement by certain of our officers to the effect that to their knowledge we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any of our obligations, specifying each such default. (section 1006)

          The holders of a majority in principal amount of the outstanding Notes affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee with respect to the Notes, and to waive certain defaults. (sections 512 and 513)

          The indenture provides that in case an event of default occurs and is continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (section 601) Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of Notes unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which the trustee might incur in complying with the request. (section 603)

Modification of the Indenture

          We and the trustee may modify or amend the indenture, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding Notes issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each holder of the Notes that are affected:

•	change the character of the Notes from being payable on demand or reduce the principal amount of any Note;

•	impair the right to institute a suit for the enforcement of any payment on or with respect to any Note;

•	reduce the above-stated percentage of holders of Notes necessary to modify or amend the indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding Notes necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults. (section 902)

TERMINATION, SUSPENSION OR MODIFICATION

          We expect that the Money Market Program will continue in the foreseeable future, but we reserve the right at any time to terminate, to suspend or from time to time to modify the Money Market Program in part, in its entirety or in respect of investors located in one or more states or other jurisdictions or to suspend new enrollments in the Money Market Program. We reserve the right to modify, suspend or terminate any of the investment options and redemption options described under “How to Invest” and “How to Redeem.” No termination, modification or suspension shall affect your rights unless the proposed action shall have been communicated to you in sufficient time prior to its effective date to allow you to redeem amounts credited to your account together with accrued and unpaid interest in accordance with the terms of the Money Market Program in effect prior to the effective date of such termination, modification or suspension. No such termination or modification of the Plan or suspension or any provision in the Plan may diminish the principal of any Note or unpaid interest on any Note. Any modification that affects the rights or duties of the trustee may be made only with the consent of the trustee.

RIGHTS MAY NOT BE ASSIGNED,

TRANSFERRED OR PLEDGED

          Except for redemptions, and except for the right to debit amounts credited in error to a Money Market Program account, there is no provision in the Money Market Program, in the indenture or in our arrangements with the agent bank under which any person has or may create any lien on amounts credited to your Money Market Program account. You may not assign, transfer or pledge rights under the Money Market Program or amounts in your Money Market Program account, except upon redemption.

PLAN OF DISTRIBUTION

          We are offering the Notes on a continuing basis through Caterpillar Securities Inc. (“CSI”), a wholly owned subsidiary of Caterpillar Investment Management Ltd. No commissions will be paid to CSI for any sales resulting from its efforts although we will pay CSI an administrative fee for its services. We are offering the Notes pursuant to the provisions of the Bylaws of the National Association of Securities Dealers, Inc. We may also from time to time sell Notes directly or designate other agents through whom Notes may be offered. We reserve the right to withdraw, cancel or modify the offer to purchase Notes at any time. We have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.

VALIDITY OF NOTES

          The validity of the Notes will be passed upon by Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California, 94111, our counsel.

EXPERTS

          The financial statements incorporated in this prospectus by reference to our Current Report on Form 8-K, dated June 14, 2004, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We filed a registration statement related to the Notes with the Securities and Exchange Commission (the “SEC”). This prospectus is part of the registration statement, but the registration statement includes additional information. You may read and copy any reports, statements or other information we and Caterpillar, Inc. each file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings and Caterpillar’s filings are also available to the public on the SEC Internet site (http://www.sec.gov). You may also read any copy of these documents concerning us at the offices of the New York Stock Exchange and these documents concerning Caterpillar at the offices of the New York, Chicago or Pacific Stock Exchanges.

          The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2003, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and the Form 8-Ks dated January 30, 2004, June 14, 2004 and June 21, 2004, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the securities covered by this prospectus have been sold.

          As a recipient of this prospectus, you may request a copy of any document we incorporate by reference (without exhibits), at no cost, by writing or calling us at: 2120 West End Avenue, Nashville, Tennessee 37203, Attention: Treasurer, (615) 341-1000.

CATERPILLAR MONEY MARKET ACCOUNT

P.O. Box 75956
Chicago, Illinois 60675-5956

Sales Literature	1-800-662-2465

Questions and Account Information	1-800-233-2164

www.cat.com/moneymarket

DEDQ1200-01	©2004 Caterpillar Printed in the U.S.A.

MONEY MARKET ACCOUNT

A Caterpillar Financial Services Investment

Distributed by Caterpillar Securities Inc.

a registered broker-dealer.

Prospectus

July      , 2004

Caterpillar Financial

Services Corporation

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following is an itemized statement of expenses of Caterpillar Financial in connection with the issue of the Notes:

Registration fee	$50,680

Fees and expenses of Agent	$400,000

Fees and expenses of Trustee	$4,000

Printing expenses	$5,000

Accountants’ fees and expenses	$5,000

Counsel fees and expenses	$25,000

Miscellaneous	$10,000

Total	$499,680

      All except the first of the foregoing amounts are estimates.

Item 15.	Indemnification of Directors and Officers.

      Section 145 of the Delaware Corporation law authorizes indemnification of officers and Directors of Caterpillar Financial under certain circumstances.

      Insurance carried by Caterpillar Inc. provides (within limits and subject to certain exclusions) for reimbursement of amounts which (a) Caterpillar Inc. or Caterpillar Financial may be required or permitted to pay as indemnities to Caterpillar Financial’s Directors or officers for claims made against them, and (b) individual Directors, officers and certain employees of Caterpillar Financial may become legally obligated to pay as the result of acts committed by them while acting in their corporate or fiduciary capacities.

      The Caterpillar Money Market Plan provides for the indemnification of officers and Directors of Caterpillar Financial under certain circumstances.

Item 16.	Exhibits.

Exhibit
Number	Exhibit

4.1	Caterpillar Money Market Plan (incorporated by reference to Exhibit 1 to Caterpillar Financial’s Registration Statement on Form S-3, No. 33-39299).
4.2	Certificate of the Caterpillar Money Market Committee relating to amendments to the Caterpillar Money Market Plan.*
4.3	Form of Indenture (incorporated by reference to Exhibit 4.1 to Caterpillar Financial’s Registration Statement on Form S-3, No. 33-39299).
4.4	Support Agreement, dated as of December 21, 1984, between Caterpillar Financial and Caterpillar (incorporated by reference to Exhibit 4.2 to Caterpillar Financial’s Form 10, as amended, Commission File No. 0-13295).
5	Opinion of Orrick, Herrington & Sutcliffe LLP, as to the validity of the Notes.*
12	Computation of Ratios of Profit to Fixed Charges of Caterpillar Financial (incorporated by reference to Caterpillar Financial’s Form 10-K for the period ended December 31, 2003).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	The consent of Orrick, Herrington & Sutcliffe LLP is contained in their opinion filed as Exhibit 5 to this Registration Statement.
24	Powers of Attorney of Directors and Officers of Caterpillar Financial.*
25	Form T-1 Statement of Eligibility and Qualification of U.S. Bank Trust National Association.*

* Previously filed.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Caterpillar Financial certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 30th day of July, 2004.

CATERPILLAR FINANCIAL SERVICES CORPORATION
(Registrant)

By:	/s/ R. CLAY THOMPSON

Name: R. Clay Thompson
Title: Secretary

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been duly signed below by the following persons in the capacities indicated on the 30th day of July, 2004.

Signature		Title

* James S. Beard		President, Director and Principal Executive Officer

* Douglas R. Oberhelman		Director

* Steven R. Elsesser		Controller and Principal Accounting Officer

* Kent M. Adams		Executive Vice President and Director

* Edward J. Scott		Principal Financial Officer and Executive Vice President

*By:	/s/ R. CLAY THOMPSON R. Clay Thompson, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Caterpillar Money Market Plan (incorporated by reference to Exhibit 1 to Caterpillar Financial’s Registration Statement on Form S-3, No. 33-39299).
4.2	Certificate of the Caterpillar Money Market Committee relating to amendments to the Caterpillar Money Market Plan.*
4.3	Form of Indenture, dated as of July 15, 1991, between Caterpillar Financial and U.S. Bank Trust National Association (as successor to the former trustee), as Trustee (incorporated by reference to Exhibit 4.1 to Caterpillar Financial’s Registration Statement on Form S-3, No. 33-39299).
4.4	Support Agreement, dated as of December 21, 1984, between Caterpillar Financial and Caterpillar (incorporated by reference from Exhibit 4.2 to Caterpillar Financial’s Form 10, as amended. Commission File No. 0-13295).
5	Opinion of Orrick, Herrington & Sutcliffe LLP, as to the validity of the Notes.*
12	Computation of Ratios of Profit to Fixed Charges of Caterpillar Financial (incorporated by reference to Caterpillar Financial’s Form 10-K for the period ended December 31, 2003).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	The consent of Orrick, Herrington & Sutcliffe LLP is contained in their opinion filed as Exhibit 5 to this Registration Statement.*
24	Powers of Attorney of Directors and Officers of Caterpillar Financial.*
25	Form T-1 Statement of Eligibility and Qualification of U.S. Bank Trust National Association.*

* Previously filed.